FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-11

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 11/09/16 11:01:09

New Issue CMBS: WFCM 2016-LC25 *Roadshow Details*

Monday November 14: NYC 1:1s

8:30AM - Open

10:30AM - Open

12:30PM - Open

2:30PM - Open

Tuesday November 15

7:30AM CST: Minneapolis, MN – The Grand Hotel - 615 Second Avenue South 8:30AM EST: Hartford, CT – Max's Downtown - 185 Asylum St # 1 12:00PM EST: Boston, MA – The Langham, 250 Franklin Street 1:30PM CST: Des Moines, IA – Des Moines Marriott Downtown – 700 Grand Avenue

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.